                                                                      EXHIBIT 11
                                                                      ----------

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                   COMPUTATION OF EARNINGS PER COMMON SHARE
             THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 2000
                     (Amounts in thousands, except number
                         of shares and per share data)

                                                                    Three Months Ended March 31,
                                                     1999              1999             2000             2000
                                                     RMB               US$              RMB              US$
                                                     ----              ----             ----             ----
BASIC

Net loss from continuing operations                   (15,185)         (1,829)          (17,935)          (2,165)

Net (Profit)/Loss from discontinued
operations, net of income taxes                       (   454)         (   55)              115               14

                                                   ----------      ----------        ----------       ----------
                                                      (15,639)         (1,884)          (17,820)          (2,151)
                                                   ==========      ==========        ==========       ==========

Weighted average number of shares of
 Common stock outstanding:

Shares of common stock outstanding                 14,118,751      14,118,751        14,118,751       14,118,751
                                                   ==========      ==========        ==========       ==========


Loss per common share:

Basic and diluted loss from
  continuing operations                                 (1.08)          (0.13)            (1.27)           (0.15)
                                                   ==========      ==========        ==========       ==========


Basic and diluted net loss                              (1.11)          (0.13)            (1.26)           (0.15)
                                                   ==========      ==========        ==========       ==========

                      SUNBASE ASIA, INC. AND SUBSIDIARIES

                   COMPUTATION OF EARNINGS PER COMMON SHARE
             THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 2000
                     (Amounts in thousands, except number
                         of shares and per share data)


Weighted average number of shares of
Common stock outstanding:

Shares of common stock outstanding         14,118,751         14,118,751        14,118,751     14,118,751

Shares of common stock issuable
  Assuming conversion of the
  Convertible Preferred Stock
  -  Series A                                   -                 -                  -             -
  -  Series B                                   -                 -                  -             -
Shares of common issuable
 assuming conversion of the
 convertible debentures on
 August 23, 1996                                -                 -                  -             -

                                           ----------         ----------        ----------     ----------
Total weighted average number of
  shares of common stock and
  common stock equivalents
  outstanding                              14,118,751         14,118,751        14,118,751     14,118,751
                                           ==========         ==========        ==========     ==========